Exhibit 99.(a)(1)
Opnext, Inc.
Offer to Exchange
Stock Appreciation Rights for Amended Stock Appreciation Rights
May 17, 2007
THIS OFFER AND THE RELATED WITHDRAWAL RIGHTS
WILL EXPIRE AT 5:00 P.M., EDT,
ON JUNE 14, 2007, UNLESS THE OFFER IS EXTENDED.
     Opnext, Inc. (the “Company,” “Opnext,” “we” or “us”) is offering to exchange stock appreciation rights (collectively, “SARs,” and individually, a “SAR”) for amended stock appreciation rights (collectively, “Amended SARs,” and individually, an “Amended SAR”). We are making the offer to exchange to amend the SARs to provide that the SARs will be settled in a number of whole shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), rather than cash.
     The Amended SARs will continue to be governed by the Opnext, Inc. Amended and Restated 2001 Long-Term Stock Incentive Plan (the “2001 Plan”), as more fully described in this Offer to Exchange. A copy of the 2001 Plan is attached as Appendix A to this offer and filed as an exhibit to the Schedule TO filed with the Securities and Exchange Commission in connection with this Offer to Exchange.
     You are eligible to participate in this offer if you:
(1) are a current or former employee of Opnext, Inc. or any wholly-owned subsidiary thereof (collectively, “Opnext”); and
(2) you hold SARs that remain outstanding on the exchange date (as defined below).
     Our offer applies to all SARs you hold, originally granted under the 2001 Plan pursuant to a stock appreciation right grant agreement between you and the Company (the “SAR Grant Agreement”). If you elect to participate, you must exchange all of your outstanding SARs. The Amended SARs will be treated as granted on the exchange date under the 2001 Plan and will be effected by an amendment (the “SAR Agreement Amendment”) to your SAR Grant Agreement (such SAR Grant Agreement, as amended by the SAR Agreement Amendment, the “Amended SAR Grant Agreement”) that will include the following terms and conditions:
•	The number of Amended SARs each holder will receive will be equal to the number of SARs exchanged by such holder (as adjusted for the reverse split of our Common Stock effected as part of our Amended and Restated Certificate of Incorporation).

•	The Amended SARs will provide for payment to you upon exercise in whole shares of Common Stock, rather than cash, as set forth in the form of the SAR Agreement Amendment attached as Appendix B to this Offer for Exchange and filed as an exhibit to the Schedule TO filed with the Securities and Exchange Commission in connection with this Offer to Exchange.

•	All other terms of your SARs, including vesting, status, term and termination provisions will continue to apply to the Amended SARs, as set forth in the Amended SAR Grant Agreement.

•	The Amended SARs will continue to be subject to the other terms and conditions set forth in the Amended SAR Grant Agreement.
     If you are a current or former employee, you may participate in the offer by submitting an Election Form prior to 5:00 P.M., EDT, on June 14, 2007 (such time and date, or such later time and date to which we extend the offer as described herein, the “expiration date”), according to the procedures listed in Section 3 of this Offer to Exchange. We refer to the offer to exchange SARs for Amended SARs as described in this Offer to Exchange and the accompanying Election Form, together with any amendments or supplements, as the “offer.”
     The offer is not conditioned upon a minimum number of SARs being exchanged. The offer is, however, subject to other conditions, which we describe in Section 6 of this Offer to Exchange. Upon the terms and subject to the conditions of the offer, if we elect to accept any SARs for exchange, we will amend all validly submitted (and not withdrawn) SARs. The Amended SARs will be treated as granted on the date that we accept and amend all validly submitted (and not withdrawn) SARS, with such date being referred to herein as the “exchange date.” We currently anticipate that the exchange date will be the business day immediately following the expiration date of the offer.
     The Amended SARs will provide that upon exercise, you will receive a payment in a number of whole shares of Common Stock equal to the excess of the fair market value on the date of exercise of the number of shares of Common Stock with respect to which the Amended SAR is exercised, over the aggregate exercise price of the Amended SAR as set forth in the Amended SAR Grant Agreement, plus cash to the extent of any fractional shares of Common Stock that would be issuable upon exercise of the Amended SAR.
     If you choose not to participate in the offer, your SARs will remain outstanding and will continue to be governed by their existing terms and you will not be eligible to receive any Amended SARs pursuant to the offer.
     We recognize that the decision to participate in the offer is an individual one that should be based on a variety of factors. Accordingly, although our Board of Directors and Compensation Committee have authorized the offer, neither Opnext, our Board of Directors nor the Compensation Committee makes any recommendation as to whether you should exchange your SARs. You must make your own decision as to whether to participate in the offer. You are strongly urged to evaluate carefully all of the information in the offer and to consult with your personal financial, tax and legal advisors before you decide to participate in the offer.
     If you have questions about the offer or need additional copies of this Offer to Exchange, the accompanying Election Form, or other materials relating to the offer, please contact Marilyn Caldwell, exchange agent for the offer, at the following address and telephone number:
Opnext, Inc.
1 Christopher Way
Eatontown, NJ 07724
(732) 578-3501

IMPORTANT
     If you wish to exchange your SARs, your properly completed Election Form must be RECEIVED by Marilyn Caldwell or Masaaki Aoyama, the exchange agents for the offer, prior to 5:00 P.M., EDT, on June 14, 2007 (or such later time and date if we extend the offer). Your election must be made in one of the following ways:
o	In Person: You may elect to participate by delivering your properly completed and duly executed Election Form to Masaaki Aoyama in person at Opnext, Inc., 216 Totsuka-cho, Totsuka-ku, Yokohama, Japan.

o	By Fax: You may elect to participate by faxing your properly completed and duly executed Election Form to Marilyn Caldwell at (732) 544-3561.

o	By Mail: You may elect to participate by sending by mail your properly completed and duly executed Election Form to: Marilyn Caldwell at Opnext, Inc., 1 Christopher Way, Eatontown, NJ 07724.
     We are not aware of any jurisdiction where the making of the offer violates applicable law. If we become aware of any jurisdiction where the making of the offer violates applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will exchanges of SARs be accepted from, eligible employees residing in such jurisdiction.
     We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange or refrain from exchanging your SARs pursuant to the offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information or representations contained in this document or the accompanying Election Form. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Offer to Exchange. Any representation to the contrary is a criminal offense.
The date of this Offer to Exchange is May 17, 2007.

SUMMARY TERM SHEET
     The following Summary Term Sheet provides answers to some of the questions that you may have about this offer. We urge you to read carefully the remainder of this Offer to Exchange and the accompanying Election Form because the information in this Summary is not complete, and additional important information is contained in the remainder of this Offer to Exchange and the Election Form. We have included page references to relevant sections of this Offer to Exchange where you can find a more complete description of the topics in this summary.
Q.1. What is the offer?
     We are offering you, as an eligible current or former employee, the opportunity to exchange all your outstanding stock appreciation rights (collectively, “SARs,” and individually, a “SAR”), regardless of vesting, for amended stock appreciation rights (collectively, “Amended SARs,” and individually, an “Amended SAR”), in a number equal to the number of SARs you exchange (as adjusted for the reverse split of our common stock, par value $0.01 per share (the “Common Stock”), effected as part of our Amended and Restated Certificate of Incorporation), under the terms and conditions described in this offer, including the Form of Amendment to Stock Appreciation Right Agreement included as Exhibit B to this Offer to Exchange (the “SAR Agreement Amendment”).
     The Amended SARs will continue to be governed under the Opnext, Inc. Amended and Restated 2001 Long-Term Stock Incentive Plan (the “2001 Plan”), and will provide for payment upon exercise in whole shares, rather than cash, of Common Stock equal to the excess of the fair market value on the date of exercise of the number of shares of Common Stock with respect to which the Amended SAR is exercised, over the aggregate exercise price of the Amended SAR as set forth in your stock appreciation right grant agreement (the “SAR Grant Agreement,” and as amended by the SAR Agreement Amendment, the “Amended SAR Grant Agreement”).
     If you elect to participate you must exchange all of your SARs. Participation in the offer is completely VOLUNTARY. If you choose not to participate in the offer, your SARs will remain outstanding and will continue to be governed by their existing terms.
     Please refer to Section 1, entitled “Number of SARs and Amended SARs; Eligibility; Expiration Date,” on page 6 for an explanation of the offer.
Q.2. Why are we making the Offer to Exchange?
     We are making the offer to exchange to provide the current holders of SARs with the ability to receive a payment in whole shares of Common Stock, rather than cash, to enable holders to participate as a shareholder in any future increase in the value of our Common Stock.
     Please refer to Section 2, entitled “Purpose of the Offer,” on page 7 for an explanation of the purposes of the offer.
Q.3. Who may participate in the offer?
     Only current and former employees of Opnext or any of its wholly-owned subsidiaries who hold outstanding SARs on the exchange date may participate in the offer.

     Please refer to Section 1, entitled “Number of SARs and Amended SARs; Eligibility; Expiration Date,” on page 6 for additional information.
Q.4. What does my existing SAR provide me?
     Your SAR provides that upon exercise, you will receive a payment in cash equal to the increase in value of a share of Common Stock over a set exercise price (the “spread”) on the exercise date. The value of a share of Common Stock is determined based on the public market price for such shares. You do not need to pay anything upon exercise of a SAR.
Q.5. What will an Amended SAR provide me?
     An Amended SAR provides that upon exercise, you will receive payment in a number of whole shares of Common Stock equal to the spread on the exercise date. You will receive cash to the extent of any fractional shares of Common Stock issuable upon exercise of the Amended SAR. The value of a share of Common Stock is determined based on the public market price for such shares. You do not need to pay anything upon exercise of an Amended SAR.
Q.6. What is the difference between an Amended SAR and a SAR?
     Both SARs and Amended SARs provide for payment, once vested, equal to the value of the spread. SARs provide for payment in cash and Amended SARs provide for payment in whole shares of Common Stock, plus cash to the extent of any fractional shares of Common Stock that would be issuable upon exercise of the Amended SAR.
     Once you have exercised an Amended SAR, you can then hold the shares of Common Stock issued upon exercise and can share in further growth, as well as risk of loss, on the value of such shares. Because you receive the spread in cash upon exercise of a SAR, although you do not have any risk of loss on the shares, you do not have any right to share in the future growth of Opnext stock either.
Q.7. What SARs are eligible for exchange?
     All SARs held by current and former employees of Opnext or any of its wholly-owned subsidiaries that are outstanding on the exchange date are eligible for exchange regardless of when granted and whether vested.
     Please refer to Section 1, entitled “Number of SARs and Amended SARs; Eligibility; Expiration Date,” on page 6 for a description of the SARs eligible for exchange through the offer.
Q.8. How does the exchange work?
     To participate in the exchange, you must make a voluntary election to exchange your SARs on or before June 14, 2007. In exchange, you will receive an Amended SAR on a one-for-one basis (as adjusted for the 3-to-1 reverse split of our Common Stock effected as part of our initial public offering). Other than providing for payment upon exercise in whole shares of Common Stock in lieu of cash, the Amended SARs will otherwise have the same terms regarding vesting, status, term and termination as the SARs being exchanged.

     Please refer to Section 1, entitled “Number of SARs and Amended SARs; Eligibility; Expiration Date,” on page 6, Section 5, entitled “Acceptance of SARs and Effectiveness of Amended SARs,” on page 9, and Section 8, entitled “Consideration; Terms of the Amended SARs,” on page 10 for additional information.
Q.9. Do I have to exchange all of my SARs?
     YES, if you elect to participate, you must exchange all of your outstanding SARs.
     Please refer to Section 3, entitled “Procedures for Electing to Exchange SARs for Amended SARs,” on page 7, for additional information.
Q.10. How will the Amended SARs vest?
     All terms of your existing SAR with respect to vesting, including status, term and termination provisions will continue to apply to the Amended SARs.
     Please refer to Section 8, entitled “Consideration; Terms of the Amended SARs,” on page 10 for additional information.
Q.11. What will be the exercise period for the Amended SARs?
     The Amended SARs will have the same term and exercisability period as the SARs that you elect to exchange for such Amended SARs, as set forth in your SAR Grant Agreement.
Q.12. How do I participate in the offer?
     To participate in the offer, you must complete the Election Form that accompanies this Offer to Exchange, sign, and personally deliver, mail or fax it to Marilyn Caldwell or Masaaki Aoyama, the exchange agents for the offer. Your election must be received by Marilyn Caldwell or Masaaki Aoyama prior to 5:00 P.M., EDT, on the expiration date, or it will not be given effect. We may, in our discretion, extend the offer at any time, but we cannot assure you that the offer will be extended or, if it is extended, for how long.
     Please refer to Section 3, entitled “Procedures for Electing to Exchange SARs for Amended SARs,” on page 7, for additional information.
Q.13. When does the offer expire?
     The offer will expire at 5:00 P.M., EDT, on June 14, 2007, unless we elect to extend the offer. We refer to 5:00 P.M., EDT, on June 14, 2007, or such possible later time and date to which we may extend the offer, as the “expiration date.”
     Please refer to Section 1, entitled “Number of SARs and Amended SARs; Eligibility; Expiration Date,” on page 6, for additional information.

Q.14. How will I be notified if Opnext extends the offer?
     If the offer is extended, we will notify you by delivering a written notice to you by mail no later than 9:00 a.m., EDT, on the fifth business day after the last previously scheduled or announced expiration date.
     Please refer to Section 13, entitled “Extension of the Offer; Termination; Amendment,” on page 12.
Q.15. What will happen if I do not submit my Election Form by the deadline?
     If you do not properly submit your Election Form by the expiration date, then you will not participate in the exchange, and all SARs you currently hold will remain unchanged at their original price and original terms.
     Please refer to Section 3, entitled “Procedures for Electing to Exchange SARs for Amended SARs,” on page 7, for additional information.
Q.16. Can I change my mind after I elect to participate?
     You may withdraw a previous election to participate at any time before the expiration of the offer, currently scheduled at 5:00 P.M., EDT, on June 14, 2007. If we extend the offer beyond that time, you may withdraw your participation at any time until the expiration of the extended offer.
     To validly withdraw your participation in the offer, you must submit to us the Withdrawal Form accompanying this Offer to Exchange, in person, by fax or by mail. The exchange agent must receive your properly completed Withdrawal Form prior to 5:00 P.M., EDT, on the expiration date, or it will not be given effect. Once you have withdrawn your election, you may re-elect to exchange SARs only by repeating the participation procedures in their entirety.
     Please refer to Section 4, entitled “Withdrawal Rights,” on page 8 for additional information.
Q.17. When will I receive my Amended SARs?
     If you elect to participate in the offer and the conditions of the offer are met, then the amendment of your SARs will be effective on the exchange date. Your Amended SARs will be evidenced by a SAR Agreement Amendment, to be executed by you and us, which will be delivered to you promptly following the exchange date.
     Please refer to Section 8, entitled “Consideration; Terms of the Amended SARs,” on page 10 and Section 11, entitled “Material U.S. Federal Income Tax Consequences,” on page 12, for additional information.
Q.18. Will I have to pay U.S. taxes when I exchange my SARs through the offer?
     If you are a U.S. taxpayer or resident, the exchange of your SARs for the Amended SARs will not result in any U.S. income taxes to you.
     Please refer to Section 11, entitled “Material U.S. Federal Income Tax Consequences,” on page 12 for additional information.

Q.19. Are there any U.S. tax differences between SARs and Amended SARs?
     If you are a U.S. taxpayer, the U.S. federal income tax treatment of a SAR and an Amended SAR is generally the same. Neither a SAR nor an Amended SAR is taxable to you at grant under current U.S. federal income tax laws.
     Upon exercise, the spread (the difference between the value of the shares of Opnext stock subject to the SAR or the Amended SAR, and the exercise price of the SAR or the Amended SAR) is taxable to you as ordinary income subject to withholding.
Q.20. Can Opnext make changes to the offer?
     Although we do not expect to do so, we can make changes to the terms of the offer. In this unlikely event, we will notify you of such action in the manner described in Section 13, entitled “Extension of the Offer; Termination; Amendment,” on page 13.
Q.21. Are there any conditions to the offer?
     Notwithstanding any other provision of the offer, the offer will not be effective and the Company may terminate or amend the offer if, at any time on or after the commencement of the offer and prior to the exchange date, any of the events described in Section 6 of this Offer to Exchange has occurred, or has been determined by the Company to have occurred and in the Company’s reasonable judgment, the occurrence of such event or events makes it inadvisable to proceed with the offer.
     Please refer to Section 6 of this Offer to Exchange, entitled “Conditions to the Offer,” on page 9 for an explanation of such conditions.
Q.22. What does the Opnext Board of Directors think of the offer?
     Our Board of Directors and Compensation Committee have authorized the offer. However, neither Opnext, any member of our Board of Directors nor the Compensation Committee makes any recommendation as to whether you should participate in the offer. You must make your own decision as to whether to participate in the offer. In doing so, you are strongly urged to evaluate carefully all of the information in the offer and to consult with your personal financial, tax and legal advisors before you decide to participate in the offer.
Q.23. Whom do I contact if I have questions about the offer?
     If you have questions about the offer or need additional copies of this Offer to Exchange, the accompanying Election Form, or other materials relating to the offer, please contact Marilyn Caldwell, exchange agent for the offer, at the following address and telephone number:
Opnext, Inc.
1 Christopher Way
Eatontown, NJ 07724
(732) 578-3501

THE OFFER
Section 1. Number of SARs and Amended SARs; Eligibility; Expiration Date
     Number of SARs and Amended SARs. If you are an eligible employee, as described below, we are offering to exchange your stock appreciation rights (collectively, “SARs” and individually, a “SAR”) for amended stock appreciation rights (collectively, “Amended SARs” and individually, an “Amended SAR”), which provide that upon exercise, you will receive payment in a number of whole shares of our common stock, par value $0.01 per share (the “Common Stock”), equal to the excess of the fair market value of a share of Common Stock on the date of exercise over the exercise price of the Amended SAR (such difference in value, the “spread”) times the number of shares with respect to which the Amended SAR is exercised, plus cash to the extent of any fractional shares of Common Stock that would be issuable upon exercise of the Amended SAR. The Amended SARs will continue to be governed by the Opnext, Inc. Amended and Restated 2001 Long-Term Stock Incentive Plan (the “2001 Plan”).
     We are making this offer upon the terms and subject to the conditions described in this Offer to Exchange and the accompanying Election Form (together with any amendments or supplements, the “offer”), including the Form of Amendment to Stock Appreciation Right Agreement included as Exhibit B to this Offer to Exchange (the “SAR Agreement Amendment”).
     Eligibility. You are eligible to participate in the offer (an “eligible employee”) if:
o	you are a current or former employee of Opnext, Inc. or any wholly-owned subsidiary thereof (collectively “Opnext”); and

o	you hold SARs that remain outstanding on the exchange date.
     Both SARs and Amended SARs provide for payment, once vested, equal to the value of the spread. SARs provide for payment in cash and Amended SARs provide for payment in whole shares of Common Stock, plus cash to the extent of any fractional shares of Common Stock that would be issuable upon exercise of the Amended SAR.
     Eligible employees may exchange SARs for Amended SARs on a one-for-one basis (as adjusted for the reverse split of our Common Stock effected as part of our Amended and Restated Certificate of Incorporation).
     The Amended SARs will have the same exercise term as the SARs exchanged for Amended SARs pursuant to this Offer to Exchange, as set forth in your stock appreciation right grant agreement (the “SAR Grant Agreement,” and as amended by the SAR Agreement Amendment, the “Amended SAR Grant Agreement”).
     To participate in the offer, you must elect to exchange your SARs in accordance with the instructions set forth in Section 3 of this Offer to Exchange prior to 5:00 P.M., EDT, on June 14, 2007 (such time and date, or such later time and date to which we may extend the offer as described herein, the “expiration date”). If you decide to participate in the offer, you must exchange all of your outstanding SARs by following the procedures listed in Section 3 of this Offer to Exchange.
     Assuming all of the conditions of this offer are satisfied, your Amended SARs will be effective on the exchange date, as defined in Section 5 of this Offer to Exchange. Your Amended SARs will be evidenced by a SAR Agreement Amendment, between you and us, which will be delivered to you promptly following the exchange date.

     Expiration of the Offer. As described above, the offer will expire at 5:00 P.M., EDT, on June 14, 2007, unless and until we, in our sole discretion, have extended the period of time during which the offer will remain open. See Section 13 of this Offer to Exchange for a description of our rights to extend, delay, terminate and amend the offer, and Section 6 of this Offer to Exchange for a description of conditions to the offer.
     If we decide to change the eligibility to participate in the offer, or the number of SARs available for exchange in the offer, we will notify you in writing and keep the offer open for a period of at least ten business days after the date of such notification.
     For purposes of the offer, a “business day” means any day other than a Saturday, Sunday or U.S. Federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, EDT.
Section 2. Purpose of the Offer
     We are making the offer to exchange to provide the current holders of SARs with the ability to receive a payment in whole shares of Common Stock, rather than cash, to enable holders to participate as a shareholder in any future increase in the value of our Common Stock.
     NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE YOUR SARS FOR AMENDED SARS, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU ARE URGED TO EVALUATE CAREFULLY ALL OF THE INFORMATION IN THIS OFFER TO EXCHANGE AND TO CONSULT YOUR OWN INVESTMENT AND TAX ADVISORS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO ELECT TO EXCHANGE YOUR SARS FOR AMENDED SARS.
Section 3. Procedures for Electing to Exchange SARs for Amended SARs
     Proper Exchange of SARs. To validly elect to exchange your SARs for Amended SARs through the offer, you must properly complete, execute and deliver the Election Form, in accordance with the instructions on the Election Form, to either Marilyn Caldwell or Masaaki Aoyama, the exchange agents for the offer. Marilyn Caldwell Masaaki Aoyama must RECEIVE your election prior to 5:00 P.M., EDT, on June 14, 2007 (or such later time and date if we extend the offer). Election Forms received after the expiration date — even if postmarked on the expiration date or earlier — will not be accepted.
     If you are a current or former employee, you may elect to participate through one of the following methods:
o	In Person: You may elect to participate by delivering your properly completed and duly executed Election Form to Masaaki Aoyama in person at Opnext, Inc., 216 Totsuka-cho, Totsuka-ku, Yokohama, Japan.

o	By Fax. You may elect to participate by faxing your properly completed and duly executed Election Form to Marilyn Caldwell at (732) 544-3561.

o	By Mail. You may elect to participate by sending by mail your properly completed and duly executed Election Form to: Marilyn Caldwell at Opnext, Inc., 1 Christopher Way, Eatontown, NJ 07724.
     The method of delivery of the Election Form is at your own risk, not Opnext’s. Therefore, you should allow sufficient time to ensure timely delivery. If delivery is by mail, we recommend that you use registered mail with return receipt requested. In the event you make your election by fax, there is no need to deliver your original written Election Form to either of the exchange agents.
     You should review carefully this Offer to Exchange, the accompanying Election Form, and the form of SAR Agreement Amendment (Appendix B) before deciding to participate in the offer.
     Determination of Validity; Rejection of SARs; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our discretion, all questions as to the form of documents and the validity, eligibility, including time of receipt, and acceptance of any election to exchange SARs. Our determination of these matters will be final. We reserve the right to reject any or all elections to exchange SARs that we determine not to be in appropriate form or that we determine are unlawful to accept. We also reserve the right to waive any defect or irregularity in any election to participate with respect to any particular SARs or any particular holder of SARs. No election to participate will be valid until all defects and irregularities have been cured by the electing holder or waived by us. Neither Opnext nor any other person is obligated to give notice of any defects or irregularities in elections, nor will Opnext or its representatives incur any liability for failure to give any such notice.
     Our Acceptance Constitutes an Agreement. Your election to participate pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the offer. We will be deemed to have accepted any SARs that you properly elect to exchange and that are not properly withdrawn if and when we give notice of our acceptance of such SARs following the expiration date. Our acceptance for exchange of the SARs you have elected to exchange pursuant to the offer will constitute a binding agreement between us and you upon the terms and subject to the conditions of the offer.
     Section 4. Withdrawal Rights
     You may withdraw your election to participate only if you comply with the provisions of this Section 4.
     You may withdraw your participation in the offer at any time before 5:00 P.M., EDT, on June 14, 2007. If we extend the offer beyond that time, you have the further right to withdraw your participation at any time until the extended offer expires. In addition, if we do not accept your election to exchange SARs before June 14, 2007, the 20th business day following the commencement of the offer, you may thereafter withdraw your participation until such time, if any, as we accept all valid elections to exchange SARs.
     If you elect to participate, but before the expiration date you wish to withdraw from the exchange, you must withdraw ALL of your outstanding SARs from the exchange. If you attempt to withdraw less than all of your SARs, we may, in our complete discretion, accept that as a valid withdrawal of all of your SARs or as an invalid withdrawal entirely.
     To validly withdraw your participation in the offer, you must submit to us the Withdrawal Form accompanying this Offer to Exchange, in person, by fax or by mail. Marilyn Caldwell or Masaaki Aoyama must receive your properly completed Withdrawal Form prior to 5:00 P.M., EDT, on the expiration date, or it will not be given effect.

     Once you have withdrawn your participation, you may re-elect to exchange all of your SARs before the expiration date only by repeating the procedures described in Section 3 of this Offer to Exchange.
     Neither Opnext nor any other person is obligated to give notice of any defects or irregularities in any withdrawal, nor will Opnext or its representatives incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt of withdrawals. Our determination of these matters will be final.
     Section 5. Acceptance of SARs and Effectiveness of Amended SARs
     Upon the terms and subject to the conditions of the offer, if we elect to accept any SARs, we will accept for exchange and amend all SARs validly elected for exchange and not properly withdrawn before the expiration date. The Amended SARs will be treated as granted on the date that we accept and amend all validly submitted (and not withdrawn) SARs, with such date being referred to herein as the “exchange date.” We currently anticipate that the exchange date will be the business day immediately following the expiration date of the offer.
     Section 6. Conditions to the Offer
     Notwithstanding any other provision of the offer, our offer will not be effective and we will terminate or amend the offer if, at any time on or after the commencement of the offer and prior to the exchange date, any of the following events has occurred and, in our reasonable judgment, the occurrence of such event or events makes it inadvisable for us to proceed with the offer:
o	There shall have been, instituted or pending any action or proceeding by any government or governmental regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly (1) challenges the making of the offer, the amendment of some or all of the SARs, the effectiveness of the amendment of the SARs or otherwise relates in any manner to the offer; or that (2) in our reasonable judgment, could materially adversely affect our business, condition (financial or other) income, operations or prospects, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries, or materially impair the benefits we expect to achieve as a result of this offer; or

o	There shall have been any action pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or us or any of our subsidiaries by any court or any authority, agency or tribunal that, in our reasonable judgment would or might directly or indirectly: (1) make the acceptance for exchange of or the amendment of the SARs illegal or otherwise restricted, or prohibit consummation of the offer or otherwise relates in any manner to the offer; (2) delay or restrict our ability, or render us unable to accept for exchange, or amend the SARs; (3) materially impair the benefits we expect to achieve as a result of the offer; or (4) materially and adversely affect our business, condition (financial or other), income, operations or prospects or otherwise materially impair in any way the contemplated future conduct of our business.

     These conditions to the offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them. We may waive them, in whole or in part, at any time and from time to time, in our discretion. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 6 of this Offer to Exchange will be final and binding upon all persons.
     Section 7. Price Range of Our Common Stock
     The SARs are not publicly traded, and the Amended SARs will not be publicly traded. However, the Amended SARs will provide that they will be settled in a number of whole shares of our Common Stock. Our Common Stock underlying the SARs is listed on the NASDAQ Global Market under the symbol “OPXT.” The following table shows the high and low closing sales prices per share for our common stock as reported by the NASDAQ Global Market for the periods indicated.

Quarter ended	High	Low
Fiscal Year 2007
March 31, 2007 (through March 30, 2007)	$17.00	$14.78
     As of May 15, 2007, the closing price of our common stock, as reported by the NASDAQ Global Market, was $12.30 per share, and there were approximately 64,549,100 shares of our common stock outstanding.
     Section 8. Consideration; Terms of the Amended SARs
     Consideration. You will receive a number of Amended SARs equal to the number of SARs you exchange (as adjusted for the reverse split of our Common Stock effected as part of our Amended and Restated Certificate of Incorporation) if you elect to participate in the offer.
     A SAR provides for payment in cash upon exercise equal to the increase in value of a share of Common Stock over a set exercise price (the “spread”) on the exercise date. The value of a share of Common Stock is determined based on the public market price for such shares. You do not need to pay anything upon exercise of a SAR.
     An Amended SAR provides for payment in whole shares of Common Stock upon exercise equal to the spread on the exercise date. You will receive cash to the extent of any fractional shares of Common Stock otherwise issuable upon exercise of the Amended SAR. The value of a share of Common Stock is determined based on the public market price for such shares. You do not need to pay anything upon exercise of an Amended SAR.
     Once you have exercised an Amended SAR, you can then hold the shares of Common Stock issued upon exercise and can share in further growth, as well as risk of loss, on the value of such shares. Since you receive the spread in cash upon exercise of a SAR, although you do not have any risk of loss on the shares, you do not have any right to share in the future growth of Opnext stock either.
     The amendment of your SARs under the 2001 Plan will be evidenced by a SAR Agreement Amendment to be executed by you and us. As described above, unlike the SARs you presently hold, the Amended SARs you may receive through the offer provide that, once vested and exercised, you will receive a certain number of whole shares of Common Stock. The Amended SARs you receive will be subject to forfeiture and other restrictions until vested.

     Please refer to the form of SAR Agreement Amendment accompanying this Offer to Exchange on Appendix B.
     Other than receiving Amended SARs, your participation in the offer and the amendment of your SARs through the offer will not create any right for you to receive future awards under our equity incentive plans or any right of continued employment.
     Termination or Amendment of the 2001 Plan. The Board of Directors or the Compensation Committee may amend, alter, suspend, discontinue or terminate the 2001 Plan at any time provided that no such action may impair any rights under any Amended SARs prior to such action without the consent of the affected holder.
     Tax Consequences. The exchange of your SARs for Amended SARs will not result in any U.S. income taxes to you. You should refer to Section 11 of this Offer to Exchange for a discussion of the material U.S. federal income tax consequences regarding the SARs and Amended SARs.
     Section 9. Interests of Directors and Officers; Transactions and Arrangements Involving the SARs
     A list of our directors and executive officers is attached to this Offer to Exchange as Schedule A. Mr. Kei Oki, our Executive Vice President and President of Opnext Japan, Inc., is the only director or executive officer who is eligible to participate in the offer. As of May 16, 2007, Mr. Oki held 16,666 SARs (as adjusted for the reverse split of our Common Stock, effected as part of our Amended and Restated Certificate of Incorporation), representing 2.5% of all outstanding SARs. As of the date of this Offer to Exchange, we do not know whether Mr. Oki intends to exchange his SARs.
     Neither we, nor any of our directors or executive officers, nor any affiliates of ours, engaged in transactions involving SARs or in transactions involving our Common Stock during the 60 days prior to the date of this Offer to Exchange, other than routine acquisitions of our common stock by our executive officers who participate in the 2001 Plan.
     Other than the agreements listed below, neither we nor any of our executive officers or directors are a party to any agreement, arrangement or understanding with respect to any of our securities (including but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations). The agreements listed below have been filed with the Securities and Exchange Commission on Form S-1 (No. 333-138262) declared effective on February 14, 2007 and are incorporated herein by reference:
ú	Pine Stockholder Agreement, dated as of June 4, 2003, by and among Opnext, Inc. and the Stockholders of Pine Photonics Communications, Inc.

ú	Registration Rights Agreement, entered into as of July 31, 2001, by and among Opnext, Inc., Clarity Partners, L.P., Clarity Opnext Holdings I, LLC, Clarity Opnext Holdings II, LLC, and Hitachi, Ltd.

ú	Stockholders’ Agreement, dated as of July 31, 2001, between Opnext, Inc. and each of Hitachi, Ltd., Clarity Partners, L.P., Clarity Opnext Holdings I, LLC and Clarity Opnext Holdings II, LLC, as amended.

ú	Pine Photonics Communications, Inc. 2000 Stock Plan.

ú	Form of Pine Photonics Communications, Inc. 2000 Stock Plan: Stock Option Agreement.

ú	Opnext, Inc. 2001 Long-Term Stock Incentive Plan.

ú	Form of Opnext, Inc. 2001 Long-Term Stock Incentive Plan, Nonqualified Stock Option Agreement.

ú	Form of Opnext, Inc. 2001 Long-Term Stock Incentive Plan, Nonqualified Stock Option Agreement for Senior Executives.

ú	Opnext, Inc. Nonqualified Stock Option Agreement dated as of November 1, 2004, between Opnext, Inc. and Harry L. Bosco (“Participant”).

ú	Form of Opnext, Inc. 2001 Long-Term Stock Incentive Plan, Stock Appreciation Right Agreement.

ú	Form of Hitachi, Ltd. and Clarity Management, L.P. Nonqualified Stock Option Agreement.

ú	Opnext, Inc. Amended and Restated 2001 Long-Term Stock Incentive Plan.
     Copies of these documents may be inspected at, and may be obtained from, the Securities and Exchange Commission’s web site at http://www.sec.gov.
     Section 10. Legal Matters; Regulatory Approvals
     We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of SARs for Amended SARs, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency that is required for the amendment of the SARs as contemplated in the offer. If any other approval or action should be required, we presently intend to seek the approval or take the action. This could require us to delay the acceptance of SARs returned to us. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in adverse consequences to our business. Our obligation under the offer to accept the SARs and to amend the SARs is subject to the conditions described in Section 6 of this Offer to Exchange. We are not aware of any legal proceedings threatened or pending relating to the offer. Our obligations under the offer to amend SARs that you and other eligible employees elect to exchange are subject to conditions. See Section 6 of this Offer to Exchange.
     Section 11. Material U.S. Federal Income Tax Consequences
     This is a summary of the material United States federal income tax consequences of the exchange of SARs for Amended SARs pursuant to the offer. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change (possibly on a retroactive basis). This summary does not address any foreign tax consequences or the tax laws of any jurisdiction outside the United States. You should refer to Section 12 of this Offer to Exchange for a general discussion of certain tax consequences for eligible employees who are not U.S. citizens or residents. These may differ from the consequences if you were a U.S. citizen or resident. Further, this summary does not discuss all the tax consequences that may be relevant to you in light of your particular circumstances, and it is not intended to be applicable in all respects to all categories of shareholders.
     Exchange of SARs for Amended SARs. The exchange of your SARs for Amended SARs will not result in any U.S. federal income taxes to you.
     Tax Treatment of SARs and Amended SARs. The U.S. federal income tax treatment of a SAR and an Amended SAR is generally the same. Neither a SAR nor an Amended SAR is taxable to you at grant under current U.S. federal income tax laws. Upon exercise, the spread (the difference between the value of the shares of Common Stock subject to the SAR or the Amended SAR, and the exercise price of the SAR or the Amended SAR) is taxable to you as ordinary income subject to withholding.
     We strongly recommend that you consult with your own tax advisor regarding the tax treatment of Amended SARs and to determine any local, state or foreign tax consequences of participating in the offer.
     Section 12. Non-U.S. Tax Consequences
     If you are not a resident or citizen of the U.S., the tax consequences of participating in the offer may differ from and be more adverse than the tax consequences to a U.S. citizen or resident. Appendix C to this Offer to Exchange contains summaries of the tax consequences for the countries other than the U.S. in which our active employees who hold SARs perform services. These summaries are general in nature and do not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor are they intended to be applicable in all respects to all categories of Amended SAR or SAR holders. The summaries are limited to the tax consequences of the offer and the initial taxable event connected to Amended SARs. Generally, these summaries do not address any net wealth tax that may be due when Amended SARs vest. The summaries are based on the tax laws as of the date of this Offer to Exchange. Please note that tax laws change frequently and, occasionally, changes are made on a retroactive basis. If you live and work in one country, but are a citizen or resident of another country for local law purposes, consult your tax or financial advisor to determine which tax laws apply to you.
     Section 13. Extension of the Offer; Termination; Amendment
     We expressly reserve the right, in our sole discretion and subject to applicable law, at any time and from time to time, and regardless of whether any event set forth in Section 6 of this Offer to Exchange has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and delay accepting any SARs you have elected to exchange by giving written notice of the extension.
     We also expressly reserve the right, in our judgment and subject to applicable law, prior to the expiration date, to terminate or amend the offer and to postpone our acceptance and amendment of any SARs submitted for exchange upon the occurrence of any of the conditions specified in Section 6 of this Offer to Exchange, by giving notice thereof.

     Subject to compliance with any applicable laws, we further reserve the right, in our sole discretion and regardless of whether any event set forth in Section 6 of this Offer to Exchange has occurred, to amend the offer in any way, including decreasing or increasing the per share exchange value for any SARs (i.e., the consideration offered to you through the offer) or by increasing or decreasing the number of SARs eligible to be exchanged through the offer.
     Amendments to the offer may be made at any time and from time to time by written notice of the amendment. In the case of an extension, we will notify you by delivering a written notice to you by mail no later than 9:00 a.m., EDT, on the fifth business day after the last previously scheduled or announced expiration date.
     Section 14. Miscellaneous
     We are not aware of any jurisdiction where the making of the offer violates applicable law. If we become aware of any jurisdiction where the making of the offer violates any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law or further efforts to comply are not advisable, the offer will not be made to, nor will elections to participate be accepted from or on behalf of, eligible employees residing in such jurisdiction.
     We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange or refrain from exchanging your SARs pursuant to the offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this document or the accompanying Election Form. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

May 17, 2007	OPNEXT, INC.

ELECTION FORM
OPNEXT, INC.
Election Concerning Exchange of
Stock Appreciation Rights for Amended Stock Appreciation Rights
Name of Participant:
     I have received and read the Offer to Exchange Stock Appreciation Rights for Amended Stock Appreciation Rights dated May 17, 2007 (the “exchange program”). I understand that I am eligible to participate in this exchange program only if:
o	I am a current or former employee of Opnext, Inc. or any wholly-owned subsidiary hereof; and

o	I hold stock appreciation rights (“SARs”) that remain outstanding on the exchange date.
     I understand that, by choosing to participate in this exchange program, I am electing to exchange all of my outstanding SARs in return for Amended SARs (“Amended SARs”) in a number equal to the number of SARs exchanged (as adjusted for the reverse stock split effected as part of Opnext, Inc. Amended and Restated Certificate of Incorporation).
     I understand that the terms of the Amended SARs are described in the Offer to Exchange, and will be set forth in the SAR Agreement as amended by the SAR Agreement Amendment to be entered into by me and Opnext, Inc.
     I recognize that, under certain circumstances as set forth in the Offer to Exchange, Opnext, Inc. may terminate or amend the exchange program and postpone this offer and the amendment of any SARs I have elected to exchange. In any such event, I understand that any SARs I have elected to exchange that are not accepted will remain in effect without change.
     I acknowledge that this election is entirely voluntary. I also acknowledge that this election will be irrevocable after the expiration date (which will be June 14, 2007 at 5:00 P.M., EDT, unless Opnext, Inc. extends it), and that this form must be received before such expiration date to be effective.

Participant’s Signature	Date

Participant’s Name
     Opnext, Inc. hereby accepts this Election Concerning Exchange of Stock Appreciation Rights for Amended Stock Appreciation Rights Form and agrees to honor this election effective upon the exchange date.

[Name & Title of Authorized Signatory]	Date

OPNEXT, INC.
WITHDRAWAL OF ELECTION FORM
If you previously elected to accept Opnext, Inc.’s Offer to Exchange Stock Appreciation Rights for Amended Stock Appreciation Rights, and you would like to change your election and reject this offer, you must sign this Withdrawal Election form and return it in accordance with Section 4 of this Offer to Exchange, as soon as possible, but not later than 5:00 P.M., EDT, on June 14, 2007 (or such later time and date to which Opnext, Inc. extends the offer).
     To Opnext, Inc.:
     I previously received a copy of the Offer to Exchange Stock Appreciation Rights for Amended Stock Appreciation Rights dated May 17, 2007 (the “exchange program”), and the Election Concerning Exchange of Stock Appreciation Rights for Amended Stock Appreciation Rights Form. I signed and returned the Election Concerning Exchange of Stock Appreciation Rights for Amended Stock Appreciation Rights Form, in which I elected to accept Opnext, Inc.’s offer and participate in the exchange program. I now wish to change that election and reject the offer to participate in the exchange program. I understand that, by signing this Withdrawal Election Form and delivering it in accordance with Section 4 of the Offer to Exchange, I will be able to withdraw my acceptance of this offer with respect to all of my stock appreciation rights (“SARs”). I have read and understand all of the terms and conditions of the exchange program.
     I understand that to reject the offer to participate in the exchange program, I must sign this Withdrawal Election Form and deliver it in accordance with the terms of Section 4 of the Offer to Exchange.
     By rejecting the Offer to Exchange Stock Appreciation Rights for Amended Stock Appreciation Rights dated May 17, 2007, I understand that I will not receive Amended SARs for my SARs that I hereby withdraw from the exchange program and I will retain my SARs with their existing terms. The SARs that I hereby withdraw from the exchange program will continue to be governed by the SAR Agreement (as defined in the exchange program) under which they were originally granted.
     I hereby elect to withdraw all of my SARs from the exchange program.
     I have completed and signed the following exactly as my name appears on the SAR Grant Agreement governing the grant of the foregoing SARs.

Participant’s Signature	Date

Participant’s Name

SCHEDULE A
OPNEXT, INC. DIRECTORS AND EXECUTIVE OFFICERS
Directors

Name
Harry L. Bosco Kendall Cowan Dr. Isamu Kuru Dr. David Lee (Co-Chairman) Ryuichi Otuski John F. Otto Dr. Naoya Takahashi (Chairman)
Executive Officers

Name	Office(s) Held
Harry L. Bosco	President & Chief Executive Officer

Michael C. Chan	Executive Vice President, Business Development & Product Portfolio Management

Chi Ho (Christopher) Lin	Senior Vice President, Global Sales

Robert J. Nobile	Chief Financial Officer & Senior Vice President, Finance

Justin J. O’Neill	General Counsel & Senior Vice President

Kei Oki	Executive Vice President, Opnext, Inc. & President, Opnext Japan, Inc.

Tammy Wedemeyer	Vice President, Business Management & Corporate Secretary

APPENDIX A
OPNEXT, INC. AMENDED AND RESTATED
2001 LONG-TERM STOCK INCENTIVE PLAN

APPENDIX B
FORM OF AMENDMENT TO STOCK APPRECIATION RIGHT AGREEMENT

APPENDIX C
NON-U.S. TAX SUMMARY:
ADDENDUM FOR EMPLOYEES IN JAPAN
     Pursuant to the terms and conditions of the Offer to Exchange made by Opnext, Inc. dated May 17, 2007, you are being provided with an opportunity to exchange eligible stock appreciation rights (“SARs”) previously granted to you, in exchange for amended SARs. The amended SARs will be treated as granted on the exchange date, pursuant to the terms of the offer to exchange and the terms of the Opnext, Inc. Amended and Restated 2001 Long-Term Stock Incentive Plan.
Tax Information
     This summary does not discuss all of the tax consequences that may be relevant to you in your particular circumstances, but is merely intended to alert you to some of the tax information you may want to consider in making your decision.
     You will not be subject to tax on the exchange of eligible stock appreciation rights for Amended SARs.
     When the Amended SARs are exercised, you will be subject to income and social insurance taxes on the difference between the fair market value of the shares subject to the Amended SARs on the exercise date and the exercise price of the Amended SARs. This income is considered additional income and, therefore, is subject to tax at your marginal tax rate and is included in your overall income for the year in which the Amended SARs are exercised.
     If you exercise the Amended SARs and subsequently sell the shares you receive upon exercise, the gain or loss will be subject to income tax. The gain or loss will be calculated on the difference between the sale price of the shares on the date of the sale and the fair market value of the shares on the date on which the Amended SARs are exercised.
     Please note that tax laws change frequently and vary with your individual circumstances. Also, please note that the offer to exchange is not governed by Japanese law. Please consult a tax advisor to determine the tax considerations relevant to your participation in the offer.